Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS FROM PHASE 2 DOSE-RANGING STUDY OF AN2728 IN ADOLESCENTS WITH ATOPIC DERMATITIS

Anacor Will Host a Conference Call Today 8am ET / 5am PT to Discuss Results

Palo Alto, CA — March 21, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) today announced positive results from a Phase 2 dose-ranging trial (AN2728-AD-204) of its topical boron-based phosphodiesterase-4 (PDE-4) inhibitor, AN2728.  The study included 86 adolescents (ages 12 — 17) with mild-to-moderate atopic dermatitis, a chronic rash which predominantly affects children and is characterized by inflammation and itching.  In this study, lesions treated with AN2728 ointment, 2.0% twice daily for 28 days achieved a 71% improvement from baseline in their Atopic Dermatitis Severity Index (ADSI) score, with 62% of lesions in this treatment group achieving total or partial clearance.  AN2728 was generally safe and well-tolerated.  Most adverse events were mild and largely unrelated to study drug.

“These results demonstrate a clear dose response across the four dosing regimens and identify the AN2728 ointment, 2.0% BID dosing regimen as optimal for a Phase 3 program, which we expect to initiate around the end of 2013,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “In all arms of the study, lesions treated with AN2728 ointment improved throughout the 28 day treatment period.  The majority of the improvement occurred within the first week of treatment, which is important to both patients and physicians.  AN2728 also continues to demonstrate an excellent safety profile - a key factor in treating this disease that primarily affects children.”

“There is a tremendous clinical need for safe and effective treatments for pediatric atopic dermatitis.  It is very exciting to see these promising positive data for a novel molecule with excellent anti-inflammatory properties and that appears very safe to use,” said Lawrence F. Eichenfield, M.D., Chief of Pediatric and Adolescent Dermatology and Professor of Pediatrics and Medicine (Dermatology) at Rady Children’s Hospital, University of California, San Diego.  “AN2728 has the potential to be an outstanding addition to the treatment armamentarium for physicians and a great benefit to children with atopic dermatitis.”

The Phase 2 randomized, double-blind, bilateral study enrolled adolescent patients with mild-to-moderate atopic dermatitis.  Patients were randomized 1:1 to either once daily (QD) or twice daily (BID) application for 28 days.  Patients were instructed to apply AN2728 ointment, 2.0% to one target lesion and AN2728 ointment, 0.5% to a comparable target lesion.  The primary endpoint was the change from baseline ADSI score, which is the sum of the severity scores of five clinical features (erythema, pruritus, exudation, excoriation and lichenification) from 0 (none) to 3 (severe) for each feature, for a total score of 0 to 15.  Additional endpoints included differences in ADSI component subscores and safety.

A clear dose response was demonstrated in this study, with AN2728 ointment, 2.0% BID yielding the greatest improvement.  At Day 29, the following results were observed:

Dosing Regimen	% Improvement from Baseline ADSI	% of Lesions Achieving Total or Partial Clearance
AN2728 2.0%, BID	71%	62%
AN2728 0.5%, BID	62%	50%
AN2728 2.0%, QD	63%	41%
AN2728 0.5%, QD	54%	43%

	% Improvement in Component Score from Baseline
Dosing Regimen	Erythema	Excoriation	Exudation	Lichenification	Pruritus
AN2728 2.0%, BID	67%	78%	80%	54%	79%
AN2728 0.5%, BID	59%	64%	56%	49%	75%
AN2728 2.0%, QD	55%	73%	76%	46%	73%
AN2728 0.5%, QD	52%	57%	52%	44%	63%

About Atopic Dermatitis and Current Treatment Options

Atopic dermatitis is a chronic rash characterized by inflammation and itching.  In 2007, Datamonitor reported that atopic dermatitis affected approximately 40 million people across the seven major pharmaceutical markets.  The condition most commonly appears in childhood, with up to 20% of children in the United States affected, and it can persist into adulthood.  Skin affected by atopic dermatitis can often be broken from scratching which can allow bacterial or viral access and lead to secondary infections.  Current atopic dermatitis treatments attempt to reduce inflammation and itching to maintain the protective integrity of the skin.  Antibiotics, antihistamines, topical corticosteroids and topical immunomodulators, either as monotherapy or in combination, are the current standard of care for atopic dermatitis. However, these can be limited in utility due to insufficient efficacy, side effects or safety concerns.  The most recently approved novel topical treatments for atopic dermatitis were topical immunomodulators, Protopic (tacrolimus) and Elidel (pimecrolimus), approved in 2000 and 2001, respectively.  Protopic and Elidel achieved combined sales of over $500 million in 2004, prior to receiving Black Box warnings from the FDA in early 2005.

Conference Call and Webcast

Anacor will host a conference call today at 8:00 a.m. ET / 5:00 a.m. PT to discuss the results of this Phase 2 trial in atopic dermatitis.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly referred to as GSK2251052, or GSK ‘052), an antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK.  GSK has returned all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have also discovered three other compounds that we have out-licensed for further development — two are licensed to Eli Lilly and Company for the treatment of animal health indications and the third compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness).  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development of AN2728, the representative nature of the Phase 2 study and reported results as indicative of future clinical trials in support of regulatory approval, and the timing and potential for initiation, enrollment and conduct of future trials of AN2728 in atopic dermatitis.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects and risks related to regulatory approval of new drug candidates.   These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575